Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Encision Inc.
Boulder, Colorado

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 of Encision Inc. and to the incorporation by reference of our report dated May 16, 2012, related to the balance sheets of Encision Inc. as of March 31, 2012 and 2011 and the related statements of operations, shareholders’ equity and cash flows for the years then ended in the Registration Statement on Form S-1 of Encision Inc.

Greenwood Village, Colorado

January 8, 2013

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5299 DTC Blvd., Ste. 1000 | Greenwood Village, CO 80111-3329 | TF 877.882.9856 | T 303.770.5700 | F 303.770.7581 | EOE